                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              FLORSHEIM GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                              FLORSHEIM GROUP INC.

                                 FLORSHEIM LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2000 annual meeting of the stockholders of Florsheim Group Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, May 17, 2000, at Swissotel, 323 East Wacker Drive, Chicago, Illinois, for the following purposes:

   I. To elect ten directors;

  II. To approve an amendment to the Company's 1994 Stock Option Plan; and

 III. To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed March 21, 2000 as the record date for the 2000 annual meeting. Accordingly, only stockholders of record at the close of business on such date will be entitled to notice of the meeting and to vote at the meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Larry R. Solomon
                                          Assistant Secretary

April 19, 2000.

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY FORM, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              FLORSHEIM GROUP INC.
                            200 NORTH LASALLE STREET
                          CHICAGO, ILLINOIS 60601-1014
                            ------------------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Florsheim Group Inc. ("Florsheim" or the "Company"), 200 North LaSalle Street, Chicago, Illinois 60601-1014, for use during the 2000 annual meeting of stockholders and at any adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying notice of annual meeting of stockholders.

     The cost of solicitation of proxies will be borne by Florsheim. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by officers, directors or employees of Florsheim or its subsidiaries who will not be specially compensated for such services. In addition, Florsheim has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $5,000 plus out-of-pocket expenses. The notice of meeting, this proxy statement, the form of proxy and Florsheim's 1999 annual report to stockholders, which includes financial statements for the fiscal year ended January 1, 2000, are expected to be mailed to stockholders on or about April 18, 2000. A list of the stockholders of the Company entitled to vote at the Meeting will be available for inspection at the Company's offices during normal business hours by any stockholder for the ten days prior to the Meeting.

                             VOTING AT THE MEETING

     Holders of shares of common stock of Florsheim, without par value ("Common Stock"), of record at the close of business on March 21, 2000 (the "Record Date") are entitled to vote at the Meeting. On the Record Date there were 8,483,651 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder's name.

     The Company presently has no other class of stock outstanding and entitled to vote at the Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting constitutes a quorum. The election of directors requires a plurality of the votes cast. A majority of the votes cast, a quorum being present, generally is required to take action with respect to any other matter that may properly be brought before the Meeting.

     Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy form is a means by which a stockholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy form will be voted at the Meeting in accordance with each stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy form; if no choice has been specified, the shares will be voted as recommended by the Board. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions typically will have no impact upon other proposals as may be properly presented at the Meeting since such matters generally require approval by a majority of the votes cast.

     Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Assistant Secretary of the Company, or by delivering a subsequently executed proxy form, at any time before the proxy is voted.

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy form whether or not you plan to attend the Meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy form from the broker or bank assigning voting rights to you for your shares.

                          FLORSHEIM SECURITY OWNERSHIP

     The following table sets forth certain information as of March 21, 2000 regarding the beneficial ownership of shares of Common Stock by (i) each person known by Florsheim to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director of Florsheim, (iii) each "Named Officer" identified in the Summary Compensation Table on page 8 below and (iv) all directors and executive officers of Florsheim, as a group. Unless noted otherwise, each person has sole voting and investment power over the shares listed as beneficially owned.

                                                                      SHARES BENEFICIALLY OWNED
                                                              ------------------------------------------
                           NAME                               NUMBER OF SHARES    PERCENTAGE OF CLASS(1)
                           ----                               ----------------    ----------------------
5% STOCKHOLDERS:
Apollo Investment Fund, L.P.
  c/o CICB Bank and Trust Company
  (Cayman) Limited
  Edward Street
  Georgetown, Grand Cayman,
  Cayman Islands, British West Indies
            and
Lion Advisors, L.P.
  Two Manhattanville Road
  Purchase, New York 10577................................        5,615,160(2)            66.2%
DIRECTORS AND EXECUTIVE OFFICERS:
Adam M. Aron..............................................               --             *
Bernard Attal.............................................               --             *
Charles J. Campbell(4)....................................           79,700(3)          *
Robert H. Falk............................................        5,615,160(5)            66.2%
Michael S. Gross..........................................        5,615,160(5)            66.2%
John J. Hannan............................................        5,615,160(5)            66.2%
Joshua J. Harris..........................................        5,615,160(5)            66.2%
John H. Kissick...........................................        5,615,160(5)            66.2%
Ronald J. Mueller.........................................                5             *
Michael D. Weiner.........................................        5,615,160(5)            66.2%
Richard J. Anglin.........................................            9,000(6)          *
Thomas W. Joseph..........................................           48,000(7)          *
L. David Sanguinetti......................................           18,000(8)          *
Directors and executive officers as a group (13
  persons)................................................        5,769,865(9)            68.2%

---------------
 *  Less than one percent

(1) Percentage calculated with reference to an aggregate of 8,483,651 shares of Common Stock outstanding at March 21, 2000.

(2) Includes (i) 2,808,142 shares owned by Apollo Investment Fund, L.P. ("Apollo") and (ii) 2,807,018 shares held by Lion Advisors, L.P. ("Lion Advisors") for the benefit of an investment account under management over which Lion Advisors has sole investment, voting and dispositive power. Lion Advisors is affiliated with Apollo Advisors, L.P. ("Apollo Advisors"), the managing general partner of Apollo. The address for Apollo and Lion Advisors is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019.

(3) Shares for which Mr. Campbell shares voting and investment power.

(4) Mr. Campbell terminated employment with the Company June 22, 1999.

(5) Messrs. Falk, Gross, Hannan, Harris, Kissick and Weiner (collectively "Apollo Directors") are associated with Apollo and Lion Advisors. Each Apollo Director disclaims beneficial ownership of and a personal pecuniary interest in the shares beneficially owned by Apollo and Lion Advisors.

(6) Represents shares subject to options that are exercisable to acquire 9,000 shares of Common Stock.

(7) Represents shares subject to options that are exercisable (or will become exercisable by May 17, 2000) to acquire 48,000 shares of Common Stock.

(8) Represents shares subject to options that are exercisable (or will become exercisable by May 17, 2000) to acquire 18,000 shares of Common Stock.

(9) Includes an aggregate of shares subject to options that are exercisable (or will become exercisable by May 17, 2000) to acquire 75,000 shares of Common Stock by all directors and executive officers, as a group.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

     Each of the ten nominees named below and on the following page has been nominated for election as a director of the Company to serve until the 2001 annual meeting of stockholders, and until his successor has been duly elected and qualified. Each nominee is currently a director of the Company with a term expiring in 2001. All nominees have consented to be named and to serve if elected. If so authorized, the persons named in the accompanying proxy form intend to vote for the election of each nominee. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy form.

     The ten directors are to be elected by a plurality of the votes cast. If one or more of the nominees should become unavailable to serve at the time of the Meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board. If no substitute is designated, the size of the Board may be reduced. The Board knows of no reason why any of the nominees will be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED BELOW.

     There follows a brief description of each nominee's principal occupation and business experience, age and directorships held in other corporations.

                                                                  FLORSHEIM
                                                                  DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS    SINCE
----------------------------------------------------------------  ---------
Adam M. Aron, 45..............................................      1997
  Chairman of the Board and Chief Executive Officer of Vail
     Resorts, Inc. and Director of Crestline Capital Corp.,
     Sunterra Corporation and Vail Resorts, Inc.
Bernard Attal, 36.............................................      1996
  President of Heights Advisors
  Director of Samsonite Corporation
Peter P. Corritori, Jr., 46...................................      2000
  Chairman and Chief Executive Officer of Florsheim Group Inc.
Robert H. Falk, 61............................................      1996
  Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.(a)
  Director of Converse, Inc. and Samsonite Corporation
Michael S. Gross, 38..........................................      1996
  Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.(a)
  Director of Allied Waste Industries,Inc., Breuners Home
     Furnishings, Inc., Converse, Inc., Encompass Services
     Corp., Rare Medium, Inc., Saks Incorporated and United
     Rentals, Inc.

                                                                  FLORSHEIM
                                                                  DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS    SINCE
----------------------------------------------------------------  ---------
John J. Hannan, 47............................................      1994
  Officer and director of Apollo Capital Management, Inc. and
     Lion Capital Management, Inc.(a)
  Director of Aris Industries, Inc., Converse, Inc. and United
     Auto Group, Inc.
Joshua J. Harris, 35..........................................      1994
  Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.(a)
  Director of Breuners Home Furnishings, Inc., Converse, Inc.,
     NRT, Inc. and Quality Distribution, Inc.
John H. Kissick, 58...........................................      1994
  Officer of Lion Capital Management, Inc. and Consultant to
     Apollo Capital Management, Inc.(a)
  Director of Continental Graphics Holdings, Inc., Converse,
     Inc. and Quality Distribution, Inc.
Ronald J. Mueller, 65.........................................      1994
  Retired President and Chief Executive Officer of Florsheim
Michael D. Weiner, 47.........................................      1995
  Officer of Apollo Capital Management, Inc. and Lion Capital
     Management, Inc.(a)
  Director of Continental Graphics Holdings, Inc., Converse,
     Inc., NRT, Inc. and Quality Distribution, Inc.

---------------
(a) Apollo Capital Management, Inc. ("Apollo Capital") is the general partner of Apollo Advisors, the managing general partner of Apollo, a securities investment fund. Lion Capital Management, Inc. ("Lion Capital") is the general partner of Lion Advisors, which serves as a financial advisor to and representative for certain institutional investors. Lion Advisors is affiliated with Apollo Advisors.

     Each of the director nominees has held the same position or other executive positions with the same employer during the past five years, except as follows:
Mr. Aron has served as Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc., a mountain resort operator, since July 1996, and prior thereto he served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 until July 1996; Mr. Corritori served as President of Gant USA and President of The Designer Group operating divisions of Phillip Van Heusen Corporation, a diversified apparel and footwear company, from February 1991 until December 1999; Mr. Mueller served as President and Chief Executive Officer of Florsheim from November 1994 until October 1995, and prior thereto he served as President of The Florsheim Shoe Company Division of Furniture Brands International, Inc. ("FBI") and as Vice-President of FBI from 1985 until November 1994.

APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1994 STOCK OPTION PLAN

     On March 23, 2000, the Board of Directors adopted an amendment (the "Amendment") to the Company's 1994 Stock Option Plan to increase the number of shares of common stock authorized to be issued thereunder from 800,000 to 1,000,000. The Amendment was adopted subject to stockholder approval at the Annual meeting. The principal terms of the 1994 Plan as amended by the Amendment (the "1994 Plan"), are summarized below. The Board of Directors believes it is in the best interest of the Company to increase the number of shares authorized to be issued under the 1994 Plan. The 1994 Plan authorizes grants to key employees, including officers of Florsheim and its subsidiaries, of incentive and non-qualified options to purchase shares of Common Stock. The 1994 Plan authorizes an aggregate of 800,000 of Common Stock to be issued thereunder (subject to adjustments for stock splits, stock dividends and certain other circumstances).

     The Charles J. Campbell Stock Option Plan (the "Campbell Plan") was terminated by the Board of Directors on March 23, 2000. The number of shares of Common Stock available for issuance under the Campbell Plan was 250,000. The additional 200,000 shares authorized under the 1994 Plan are intended to replenish the shares being terminated under the Campbell Plan.

DESCRIPTION OF THE 1994 PLAN

     Administration of the 1994 Plan is vested in the Compensation Committee, the members of which are ineligible to receive grants under the 1994 Plan. The Compensation Committee has general supervisory and interpretive authority and may determine, subject to the provisions of the 1994 Plan, the individuals to whom grants will be made, the types of options to be granted, and the number of shares to be granted and the terms of exercise of options. The 1994 Plan will terminate in October 2004, subject to the right of the Board to amend, alter, or discontinue the 1994 Plan prior to such date; provided that no such amendment, alteration, or discontinuation shall be made which would impair an existing optionee's rights without the optionee's consent or which, without the approval of stockholders, would increase the number of shares of Common Stock reserved for issuance, change the individuals eligible to receive grants or extend the maximum option period under the 1994 Plan.

     The 1994 Plan authorizes grants to key employees, including officers of Florsheim and its subsidiaries, of incentive and non-qualified options to purchase shares of Common Stock. The Compensation Committee has discretion to grant non-qualified options at less than 100% of the fair market value per share of the Florsheim Common Stock on the date of grant. Incentive stock options must be granted with an exercise price of not less than 100% of the fair market value per share of Common Stock on the date of grant. Option prices are payable, in full and in cash, upon the exercise of an option. On March 21, 2000, options to purchase 440,850 shares of Common Stock were outstanding under the 1994 Plan. The maximum numbers of shares with respect to which option may be granted to any individual during any calendar year and during the term of the 1994 Plan are 300,000 and 500,000, respectively. The number of shares of Common Stock issuable under the 1994 Plan and to any optionee under the 1994 Plan is subject to adjustment in the event of any reclassification, split-up, stock dividend or like capital adjustment. In the event of a reorganization, merger, consolidation, sale of substantially all of the assets, or liquidation affecting the Company, options granted under the 1994 Plan shall confer upon the holder the right to consideration payable in such transaction to a holder of the number of share of Common Stock which were subject to the optionee. All options granted under the 1994 Plan become exercisable in the event of a "Change of Control," as defined in the 1994 Plan, and, in the case of options granted on or after March 15, 1996, termination of employment by the Company or by the optionee as a result of a material breach by the Company of any employment agreement between the optionee and the Company.

     Grants under the 1994 Plan are exercisable at such dates as the Compensation Committee may in its discretion determine and provide for in particular grants. The term of each grant shall be not more than ten years from the date of grant of the option. Generally, options may be exercised only during the term of employment or within one month following termination of employment. In the event of the death of an optionee while employed, options may be exercised within six months after death. In the event an optionee's employment terminates by reason of retirement or permanent disability, options may be exercised within three months after termination of employment. Each option is non-transferable except by will or the applicable laws of descent and distribution and is exercisable during the lifetime of the optionee only by the optionee.

     The federal income tax consequences with respect to awards under the 1994 Plan differ depending on the form of stock options granted and certain other circumstances. Grants and exercises of incentive stock options are not taxable events. However, upon the subsequent disposition of shares acquired upon exercise, the optionee will generally realize, as long-term capital gain or loss, the difference between the sale price and the option price, provided the shares are held by the optionee for one year after the date of exercise and two years after the date of grant; however, if the shares are disposed of before the expiration of the one-year and two-year holding periods, the optionee generally will realize ordinary compensation income at the time of the disposition limited to the lesser of (a) the gain, if any, or (b) the excess of the fair market value of the shares at the time the option was exercised over the option price. Florsheim generally will be entitled to a deduction equal to the ordinary compensation income realized by the optionee. Grants of non-qualified stock options are not taxable events. However, upon exercise, the optionee generally will realize ordinary compensation income equal to the excess of the fair market value of the shares so acquired over the option price. Florsheim generally will be entitled to a deduction equal to the ordinary compensation income realized by the optionee.

COMPENSATION AND ORGANIZATION OF BOARD OF DIRECTORS

     The Board met four times during the fiscal year ended January 1, 2000. Except for Mr. Gross who missed 75% of the Audit Committee meetings, each director attended at least 75% of the total number of meetings of the Board and committees of the Board on which he served. Except as described below, each director is paid a monthly fee of $1,000 and a fee of $1,500 plus expenses for each meeting of the Board attended. In addition, for attending a meeting of a committee of the Board, each is paid a fee of $800 plus expenses if the director is a member of the committee or $900 plus expenses if the director is the Chairman of the committee. Such fees are not paid to directors who are employees of Florsheim or a subsidiary of Florsheim.

     The Board has a number of standing committees, including an Executive Committee, an Audit Committee and an Executive Compensation and Stock Option Committee. The Board does not currently have a Nominating Committee.

     The Executive Committee, which is composed of Mr. Gross, Chairman, and Mr. Harris, and which did not meet during the fiscal year ended January 1, 2000, has the full power of the Board between meetings, with specified limitations relating to major corporate matters.

     The Audit Committee, which currently consists of Mr. Harris, Chairman, and Mr. Gross, and which met four times during the fiscal year ended January 1, 2000, recommends the selection and retention of independent accountants, reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses, and compliance with the code of corporate conduct and counsels regarding auditing and financial accounting and reporting matters.

     The Executive Compensation and Stock Option Committee (the "Compensation Committee"), which currently consists of Mr. Gross, Chairman, and Mr. Harris, and which did not meet but did act by unanimous consent during the fiscal year ended January 1, 2000. The Compensation Committee reviews and recommends compensation of officers and directors, administers supplementary retirement, performance incentive and stock option plans and counsels regarding compensation of other key employees, management development and succession, and major personnel matters.

                             EXECUTIVE COMPENSATION

     The following table shows, for the fiscal year depicted, compensation awarded to, earned by or paid to the Chief Executive Officer of the Company, the three individuals other than the Chief Executive Officer who were serving as executive officers at January 1, 2000 and who received salary and bonus of at least $100,000 in 1999 and an additional individual who served as an executive officer during the last completed fiscal year but was not serving as such at January 1, 2000 (collectively the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                              ANNUAL COMPENSATION            ------------
                                                       ----------------------------------     SECURITIES
                                                                             OTHER ANNUAL     UNDERLYING      ALL OTHER
                                             FISCAL    SALARY      BONUS     COMPENSATION      OPTIONS       COMPENSATION
NAME AND POSITION                             YEAR        $          $            $               #               $
-----------------                            ------    ------      -----     ------------     ----------     ------------
Charles J. Campbell(1)...................     1999     279,154          0      250,000(2)           --            --
  Chairman, President and                     1998     463,750     68,250           --              --           300
  Chief Executive Officer                     1997     453,269     96,028           --              --           300
Richard J. Anglin........................     1999     202,692     25,200           --              --           300(3)
  Executive Vice President and                1998     188,558     18,500       10,300              --            --
  Chief Financial Officer                     1997      19,070         --        4,884              --            --
L. David Sanguinetti.....................     1999     286,000     35,600           --              --           300(3)
  Executive Vice President and                1998     280,288     33,000           --              --           300
  Chief Operating Officer                     1997     268,942     49,748        8,795              --           300
Thomas W. Joseph.........................     1999     180,000     46,500           --              --           300(3)
  Senior Vice President, President,           1998     165,865     26,600           --              --           300
  International Division                      1997     145,000     26,308           --              --           300

---------------
(1) Mr. Campbell terminated his employment with the Company on June 22, 1999.

(2) Mr. Campbell received this additional compensation pursuant to the Campbell Severance Agreement described on Page 11 below.

(3) Amounts shown consist of 401(k) savings plan matching contributions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 1, 2000, Messrs. Gross and Harris each served as members of the Compensation Committee. Messrs. Gross and Harris are associated with Apollo Advisors, Apollo and Lion Advisors. Florsheim has entered into an agreement with Apollo Advisors pursuant to which Apollo Advisors provides corporate advisory, financial and other consulting services to Florsheim (the "Consulting Agreement"). A fee under the Consulting Agreement is payable at an annual rate of $400,000 plus out-of-pocket expenses for a term expiring December 30, 2000. The Consulting Agreement is automatically renewable for successive one year terms unless terminated by the Board. Apollo and Lion Advisors, Florsheim's controlling stockholders, have the contractual right to require Florsheim to file registration statements concerning Apollo's and Lion Advisors' shares and include Apollo's and Lion Advisors' shares in registration statements otherwise filed by Florsheim. Costs and expenses of preparing such registration statements are required to be paid by Florsheim.

STOCK OPTIONS

     The following table discloses options granted to Named Officers during the fiscal year ended January 1, 2000.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                      % OF                                       STOCK PRICE
                                  NUMBER OF       TOTAL OPTIONS                                APPRECIATION FOR
                                 SECURITIES        GRANTED TO     EXERCISE OF                   OPTION TERM(1)
                                 UNDERLYING       EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------
            NAME              OPTIONS GRANTED #    FISCAL YEAR      ($/SH)         DATE       5%($)      10%($)
            ----              -----------------   -------------   -----------   ----------    -----      ------
Richard J. Anglin...........       25,000              32%           $4.66        9-1-09      73,266     185,671
L. David Sanguinetti........       25,000              32%           $4.66        9-1-09      73,266     185,671
Thomas W. Joseph............       15,000              19%           $4.66        9-1-09      43,960     111,403

---------------
(1) The dollar amounts under these columns assume 5% and 10% Common Stock appreciation above the referenced exercise price and are the result of assumed rates set forth in the rules promulgated by the Securities and Exchange Commission. Consequently, such values are not intended to forecast possible future appreciation, if any, of the Common Stock price of the Company. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There can be no assurance that the dollar amounts reflected in these columns will be achieved. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions, as well as the executive officer's continued employment through the vesting period.

     The following table contains information concerning options exercised during fiscal year 1999 and unexercised stock options held as of January 1, 2000.

                    AGGREGATED OPTION EXERCISES AND YEAR-END
                                 OPTION VALUES

                                                           NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                 SHARES                     JANUARY 1, 2000(#)               JANUARY 1, 2000($)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------------
            NAME               EXERCISE #    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE         UNEXERCISABLE
            ----               -----------   --------   -----------   -------------   -----------         -------------
Charles J. Campbell(1).......      --          --             --             --              --                --
Richard J. Anglin............      --          --          9,000         46,000              --                --
Thomas W. Joseph.............      --          --         43,500         31,500        $118,050(2)(3)          --
L. David Sanguinetti.........      --          --         13,500         41,500              --                --

---------------
(1) Mr. Campbell terminated his employment with the Company on June 22, 1999.

(2) Value presented is based upon (i) the difference between the $2.8125 per share closing price of the Common Stock on the Nasdaq National Market on December 31, 1999 and (ii) the exercise price of unexercised-in-the-money options.

(3) Value presented is based upon (i) the difference between the $2.8125 per share closing price of the Common Stock on the Nasdaq National Market on December 31, 1999 and the exercise price of unexercised-in-the-money options and (ii) the contractual right to receive a cash payment upon the exercise of certain options, which was established in connection with the Company's spin-off (the "Distribution") from Furniture Brands International, Inc. ("FBI") in order to preserve a portion of the value associated with FBI options that were exchanged for Florsheim options (the "Florsheim Cash Spread Rights").

RETIREMENT PLANS

     Mr. Joseph participated in the Furniture Brands International, Inc. ("FBI") Retirement Plan, a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation (reported, respectively, as "Salary" and "Bonus" in the Summary Compensation Table on page 8 of this proxy statement), and, based on straight life annuity annual benefits at normal retirement, is the greater of (i) the sum of 1.1% of final average compensation (the highest 5 consecutive calendar years of the last ten years) multiplied by years of credited service up to a maximum of 35 years and 0.45% of final average compensation in excess of "covered compensation" as defined by the IRS multiplied by credited service up to a maximum of 35 years, without deduction for Social Security benefits (the "Final Average Pay Formula"), or (ii) a total of career average accruals for each year of plan participation equal to 1.95% of covered remuneration without deduction for Social Security benefits. As of the date of the Distribution, Mr. Joseph's benefits under the FBI Retirement Plan were frozen and additional defined benefits started to accrue under Florsheim Group Inc. Retirement Plan, a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65, which Florsheim has been obligated to fund for benefits accruing after the date of the Distribution. It is expected that the combined benefits under both pension plans will be substantially similar to benefits that would have accrued under the FBI Retirement Plan if such officers remained employees of FBI until retirement at age 65. Benefits payable pursuant to provisions of the foregoing retirement plans may be limited by applicable laws and regulations. A supplemental retirement plan ("SERP") has been adopted by Florsheim to provide for payments from general funds to executive officers of any retirement income that would otherwise be payable pursuant to its retirement plan in the absence of any such limitations.

     The following table shows the estimated annual aggregate benefits payable at normal retirement under the Final Average Pay Formula taking into account (i) the combined benefits of the FBI and Florsheim plans, (ii) the effects of integration with Social Security benefits and (iii) the effects of the Company's SERP as described above.

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                                   -----------------------------------------------------------------------
REMUNERATION                         15              20              25              30              35
------------                       -------         -------         -------         -------         -------
 125,000.......................     26,831          35,775          44,718          53,662          62,606
 150,000.......................     32,643          43,525          54,406          65,287          76,168
 175,000.......................     38,456          51,275          64,093          76,912          89,731
 200,000.......................     44,268          59,025          73,781          88,537         103,293
 225,000.......................     50,081          66,775          83,468         100,162         116,856
 250,000.......................     55,893          74,525          93,156         111,787         130,418
 300,000.......................     67,518          90,025         112,531         135,037         157,543
 400,000.......................     90,768         121,025         151,281         181,537         211,793
 450,000.......................    102,393         136,525         170,656         204,787         238,918
 500,000.......................    114,018         152,025         190,031         228,037         266,043
 550,000.......................    125,643         167,525         209,406         251,287         293,168
 600,000.......................    137,268         183,025         228,781         274,537         320,293
 650,000.......................    148,893         198,525         248,156         297,787         347,418

As of January 1, 2000, Messrs. Anglin, Joseph and Sanguinetti, respectively, had 2, 28, and 3 years credited service under the combined plans.

CERTAIN AGREEMENTS

     Florsheim had an employment agreement with Mr. Campbell, dated September 7, 1995 and amended on December 29, 1995 (the "Campbell Employment Agreement"), providing for an initial employment term commencing on September 11, 1995 and continuing until September 30, 1999 (the "Employment Term"). Effective June 22, 1999, Mr. Campbell resigned from the Company and terminated the Campbell Employ-ment Agreement. The Campbell Employment Agreement provided for: (i) the employment of Mr. Campbell as the Chairman of the Board (and in such other officer positions as may be designated by the Board); (ii) the payment to Mr. Campbell of a salary at an annual rate of not less than $437,000 (the "Base Compensation"); (iii) the entitlement of Mr. Campbell to earn an annual bonus of up to 75% of the Base Compensation pursuant to the Florsheim Group Inc. Executive Incentive Program (the "Florsheim Executive Incentive Plan"); (iv) a grant of options to purchase 250,000 shares of Florsheim Common Stock pursuant to the Florsheim Group Inc. Charles J. Campbell Stock Option Plan, as amended and restated (the "Campbell Plan"), which was made on September 7, 1995; (v) the provision of a loan in 1995 to Mr. Campbell to purchase shares of Florsheim Common Stock, which has been repaid in full; and (vi) in connection with Mr. Campbell's relocation to Chicago in 1995, payment of reasonable moving, temporary housing and housing closing costs and expenses and the purchase by Florsheim of a house formerly belonging to Mr. Campbell which was subsequently sold by Florsheim.

     Mr. Campbell entered into a Settlement and Release Agreement with the Company effective June 22, 1999 ("Campbell Settlement Agreement"). The Campbell Settlement Agreement provides for: (i) the payment to Mr. Campbell of $500,000 over an eighteen month period; (ii) the maintenance of Mr. Campbell's health insurance until June 30, 2000; (iii) the vesting of 200,000 options that would have otherwise vested on September 5, 1999; and (iv) the accrual of credited service towards the pension plan until September 5, 2000. Amounts paid by Florsheim to Mr. Campbell in 1999 pursuant to the Campbell Employment Agreement and Campbell Settlement Agreement are included in the Summary Compensation Table on page 8 above.

     Florsheim has an Employment Agreement with Mr. Corritori, dated March 23, 2000 (the "Corritori Employment Agreement"), providing for an initial employment term commencing on March 23, 2000 and continuing until March 22, 2003. On each March 23, the Employment Term will be automatically extended for an additional year unless Florsheim or Mr. Corritori provide notice to the other to the contrary. The Corritori Employment Agreement provides for: (i) the employment of Mr. Corritori as the Chairman of the Board and Chief Executive Officer (and in such other officer positions as may be designated by the Board); (ii) the payment to Mr. Corritori of a salary at an annual rate of not less than $485,000 (the "Base Compensation"); (iii) the entitlement of Mr. Corritori to earn an annual bonus of up to 75% of the Base Compensation; (iv) a grant of options to purchase 275,000 shares of Common Stock pursuant to the 1994 Plan; and (v) in connection with Mr. Corritori's relocation to Chicago, payment of reasonable moving, temporary housing and housing closing costs and expenses.

     If Mr. Corritori's employment is terminated by Florsheim other than for Cause (as defined in the Corritori Employment Agreement), death or disability, Mr. Corritori will be entitle to receive as severance, for the balance of the Employment Term or two years whichever is greater, an amount equal to Mr. Corritori's Base Compensation plus his annual bonus, to the extent it was earned in the year of termination.

EMPLOYMENT SECURITY AGREEMENTS

     On December 13, 1999, the Company entered into an Employment Security Agreement with each of Richard J. Anglin and L. David Sanguinetti (the "Anglin and Sanguinetti Employment Agreements"). The Anglin and Sanguinetti Employment Agreements provide that, for termination other than for Cause (as defined in the Employment Agreements) or termination by the employee for Good Reason (as defined in the Anglin and Sanguinetti Employment Agreements), Messrs. Anglin and Sanguinetti will each receive one and one-half times the amount equal to (i) such employee's annual base salary rate (at the highest rate in effect) and (ii) the average incentive payment made to such employee for the immediately preceding two fiscal years.

     On December 13, 1999, the Company also entered into an Employment Security Agreement with Mr. Thomas W. Joseph (the "Joseph Employment Agreement"). The Joseph Employment Agreement provides that, for termination other than for Cause (as defined in the Employment Agreements) or termination by Mr. Joseph for Good Reason (as defined in the Joseph Employment Agreements), Mr. Joseph will each receive an amount equal to (i) his annual base salary rate (at the highest rate in effect) and (ii) the average incentive payment made to Mr. Joseph for the immediately preceding two fiscal years.

EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     Among its responsibilities, the Compensation Committee reviews the compensation of the officers of Florsheim and makes recommendations to the Board concerning executive compensation matters.

     In its deliberations, the Compensation Committee is guided by certain fundamental considerations, including the need to attract and retain talented, key executives, the need to provide both short-term and long-term incentives to focus executive performance on the achievement of Company objectives and the development and implementation of compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's senior management with those of its stockholders.

     The Compensation Committee, which did not meet but did act by unanimous consent, (i) recommended increased base salary levels for Messrs. Anglin, Joseph and Sanguinetti and other executive positions, (ii) established bonus parameters based upon performance against pre-determined financial targets and (iii) recommended the continuation of the Florsheim Executive Incentive Plan for 2000.

     The Company's compensation program for senior management is comprised of base salary, annual performance bonuses, longer term incentive compensation in the form of stock options and benefits available generally to the Company's employees.

     Base salary levels for each of the Company's executive officers (i) are set generally to be competitive with other retail and footwear companies and companies of comparable size, (ii) take into consideration the position's complexity, responsibility and need for special expertise, and (iii) take into account individual experience and performance.

     During each fiscal year, the Compensation Committee considers the desirability of granting to officers and other employees of the Company stock options under the 1994 Plan. The objective of the 1994 Plan is to align senior management and stockholder interests by creating a strong and direct link between the executive's accumulation of wealth and stockholder return and to enable executives to develop and maintain a significant ownership position in Florsheim Common Stock. See "Summary Compensation Table" and "Aggregated Fiscal Year End Option Values."

     Section 162(m) of the tax code, disallows a public company's income tax deductions for employee remuneration exceeding $1,000,000 per year paid to the chief executive officer and the other four most highly compensated officers. There is an exception, however, for qualified "performance-based compensation." The Company has been advised that, under Section 162(m) and the final regulations thereunder, grants made under the 1994 Plan prior to the 1996 annual meeting of stockholders and grants under the Campbell Plan represent qualified "performance-based compensation" pursuant to Section 162(m) of the tax code.

                                          Michael S. Gross, Chairman
                                          Joshua J. Harris

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return (assuming reinvestment of dividends), following assumed investment of $100 in shares of Common Stock for the past five fiscal years. The indices shown below are included for comparative purposes only and do not necessarily reflect Florsheim's opinion that such indices are an appropriate measure of the relative performance of the Common Stock.

                               PERFORMANCE GRAPH

----------------------------------------------------------------------------------------------------------------
                                       1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 Florsheim Group                 [
  ]                                   100.00        66.67       104.44       112.21        84.44        49.99
 S&P 500                       +      100.00       137.58       169.17       225.60       290.08       351.12
 S&P Retail Stores -- Footware T      100.00       135.59       225.39       151.89       148.67       176.32

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that all filings required to be made during fiscal year 1999 were made on a timely basis.

                              CERTAIN TRANSACTIONS

     On March 4 and May 6, 1998, the Company granted an interest-free bridge loan in the amount of $225,000 to Richard J. Anglin, Vice President, Chief Financial Officer, in connection with Mr. Anglin's relocation to the Chicago area. Compensation imputed as relating to the interest-free benefit associated with the loan, which did not bear interest until November 6, 1998, is reflected in the "Other Annual Compensation" column of the Summary Compensation Table on page 7 above. Beginning on November 6, 1998, the loan became subject to interest at 8.5% per year. This loan was paid in full in November 1999.

     For information regarding certain transactions effectuated in connection with the retention and employment of Mr. Campbell, see "EXECUTIVE COMPENSATION -- Certain Agreements."

                                 OTHER MATTERS

     Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the Meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

                       PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholder proposals submitted for inclusion in Florsheim's proxy materials for the 2001 annual meeting should be addressed to the Assistant Secretary of Florsheim and must be received at Florsheim's executive offices not later than December 20, 2000. Upon receipt of any such proposal, Florsheim will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

                                          By order of the Board of Directors,

                                          Larry R. Solomon
                                          Assistant Secretary

April 19, 2000.

PROXY                         Florsheim Group Inc.                       Proxy

                                   FLORSHEIM

                 PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints P.P. Corritori Jr., M.S. Gross, and
J.J. Harris, and each of them with power of substitution, proxy or proxies to represent the undersigned, and to vote all shares of Common Stock the undersigned would be entitled to vote at the annual meeting of the stockholders of Florsheim Group Inc. to be held at 10 a.m., local time, on Wednesday, May 17, 2000, at the Swissotel, 323 East Wacker Drive, Chicago, Illinois, and at any adjournment thereof, upon the items set forth in the proxy statement for the meeting and identified below.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

     I.   Election of Ten directors:
          Nominees: A. Aron, B. Attal, P.P. Corritori Jr., R.H. Falk,
                    M.S. Gross, J.J. Hannan, J.J. Harris, J.H. Kissick, R.J. Mueller and M.D. Weiner,

     II.  Approval of an amendment to the Company's 1994 Stock Option Plan,

     III. In their discretion, upon such other matters as may properly come before the meeting.

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE AND RETURN PROMPTLY.
                                                                     -----------
                                                                     SEE REVERSE
                                                                           SIDE.
                                                                     -----------

                              FLORSHEIM GROUP INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

[                                                                             ]

     A VOTE FOR ITEMS 1, 2, AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS.
             SHARES WILL BE SO VOTED UNLESS YOU OTHERWISE INDICATE.

                                                                        For All
1.  Election of Directors.                               For  Withheld  Except
    Nominees: (see reverse)                              [ ]    [ ]      [ ]

For, except vote withheld from the following nominee(s):


--------------------------------------------------------

                                                                         For All
                                                        For   Withheld   Except
           2.  Approval of an amendment to the          [ ]      [ ]       [ ]
               Company's 1994 Stock Option Plan.

           3.  In their discretion, to transact such
               other business as may properly
               come before the meeting or any
               adjournment thereof.


           Date:
                ---------------------------------------------

           Signature(s):
                        -------------------------------------

           Signature(s):
                        -------------------------------------

           NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. EXECUTOR,
                 ADMINISTRATOR, TRUSTEE, ETC. SHOULD SO INDICATE.)